UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 18, 2016

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

1001 Bishop Street, Suite 2900, Honolulu, Hawaii  96813 - Hawaiian Electric Industries, Inc. (HEI)
900 Richards Street, Honolulu, Hawaii  96813 - Hawaiian Electric Company, Inc. (Hawaiian Electric)
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - HEI
(808) 543-7771 - Hawaiian Electric

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 18, 2016, Hawaiian Electric Company, Inc. (Hawaiian Electric) and Fortis Hawaii Energy Inc. (Fortis Hawaii), an affiliate of Fortis, Inc. (Fortis), entered into a Fuel Supply Agreement (FSA) whereby Fortis Hawaii intends to sell to Hawaiian Electric liquefied natural gas (LNG) to be produced from the LNG facilities on Tilbury Island in Delta, British Columbia, Canada. Pursuant to the FSA, Fortis Hawaii has arranged, or will arrange for, the transportation of gas for delivery to and liquefaction at the Tilbury LNG facilities, including with respect to the transport and delivery of LNG across a jetty at such facilities, for the purchase and storage of LNG at such LNG facilities and for the transportation of LNG to certain delivery points in Hawaii for the benefit of Hawaiian Electric and its subsidiaries. The FSA is subject to approval by the Public Utilities Commission of the State of Hawaii (PUC) and to the satisfaction of certain conditions precedent outlined below.
Under the FSA, in summary and subject to the more detailed provisions and conditions set forth therein:
General Terms; LNG Quantity
Pursuant to the terms of the FSA, Fortis Hawaii is obligated to make available (or compensate if not available) and Hawaiian Electric is obligated to take and pay for, or pay for, if not taken, an annual quantity of LNG equal to 43,500,000 MMBTU subject to certain adjustments. Hawaiian Electric must also pay Fortis Hawaii a capacity reservation deposit related to the Tilbury facility, which shall be treated as an advance deposit toward certain of Hawaiian Electric’s other payment obligations under the FSA.
Fortis Hawaii has the right to reduce the annual quantity of LNG (subject to certain limits) it must provide under the FSA and Hawaiian Electric may cancel all or a portion of the annual quantity of LNG (though cancellation may result in Hawaiian Electric continuing to be responsible for certain payments).
The LNG to be supplied under the FSA will be primarily supplied by Fortis Hawaii from LNG liquefaction and storage facilities to be developed adjacent to and interconnected with LNG facilities at Tilbury. Fortis Hawaii has the right to deliver LNG from alternate facilities subject to certain conditions.
Term and Extension Rights
The initial term of the FSA terminates upon the twentieth anniversary of the date that is 180 days after the expected commercial start date of the relevant facilities, as determined by the parties. Subject to certain limitations, Hawaiian Electric has the right to extend the term of the FSA for an additional term of between two and five years. If initially extended by Hawaiian Electric, Hawaiian Electric has another option to extend the FSA for an additional five-year period subject to certain exceptions.
Conditions Precedent
The FSA is subject to a number of conditions precedent prior to the effectiveness of the entire agreement, the deadlines of which range from 45 days to 24 months after the filing of an application for approval of the FSA with the PUC. If the conditions are not satisfied or waived by the relevant deadlines, Hawaiian Electric or Fortis Hawaii, as applicable, may terminate the FSA. These conditions include, among others:

•	the execution of an LNG delivery agreement, for a period of not less than the term of the FSA;

•	the consummation of the merger between Hawaiian Electric Industries, Inc. (HEI) and NextEra Energy Inc. (NextEra);

•	the receipt of assurances from international accounting firms regarding certain accounting treatments of the FSA and the impact of such treatments on Fortis Hawaii and Hawaiian Electric;

•	no changes to certain tariffs, rates or to applicable laws that could impact a party’s ability to perform under the FSA;

•	the receipt of certain approvals from the boards of directors of Hawaiian Electric and Fortis Hawaii;

•
Hawaiian Electric’s receipt of final non-appealable orders from the PUC approving the FSA, Hawaiian Electric’s plans to procure the natural gas necessary to fulfill the FSA contractual obligations and execute an Energy Management Agreement (EMA), and certain plans to retrofit power plants and to build certain other replacement power generation facilities, so long as such orders do not contain any terms and conditions deemed unacceptable by Hawaiian Electric; and

•
Hawaiian Electric’s and Fortis Hawaii’s receipt of certain regulatory approvals and orders from the Federal Energy Regulatory Commission, the Department of Energy, the U.S. Coast Guard, Transport Canada and the State of Hawaii, among others.

Credit Support
Hawaiian Electric is not required to post any credit support during the term of the FSA so long as it remains a public utility regulated by the PUC and the cost of the LNG delivered under the FSA is passed through to Hawaiian Electric’s customers pursuant to the PUC’s approved Energy Cost Adjustment Clause, or a substantially similar mechanism approved by the PUC. Fortis shall be providing an irrevocable payment guarantee in favor of Hawaiian Electric in respect of Fortis Hawaii’s payment obligations under the FSA.
Termination Rights
Upon the occurrence of certain events, Hawaiian Electric or Fortis Hawaii, or both, as the case may be, have the right to terminate the FSA. These events, include, among others, the occurrence of a bankruptcy event, the failure to pay certain amounts due under the FSA, the failure to meet conditions precedent by applicable dates, certain violations of law, extended force majeure events that impact the delivery or receipt of LNG, the failure by the parties to have their respective facilities ready as of an applicable date and the failure to comply with credit support obligations,
The descriptions of material terms of the FSA set forth above are not complete, are subject to further provisions (including exceptions, qualifications, alternatives and amendments), and are qualified in their entirety by reference to the full text of the FSA, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure
On May 18, 2016, Hawaiian Electric issued a news release, “Hawaiian Electric Companies propose using natural gas with modernized generation for a lower cost, cleaner path to 100 percent renewable energy.” This news release is furnished as Exhibit 99.1 and incorporated by reference into this Item 7.01. The application for PUC approval of the FSA described in Item 1.01 and the applications for a waiver from competitive bidding and the approval to commit funds for a new combined cycle generating system described in Item 8.01 are available on the PUC website at dms.puc.hawaii.gov/dms (Docket Nos. 2016-0135, 2016-0136 and 2016-0137, respectively).

Item 8.01 Other Events
On May 18, 2016, in conjunction with requesting PUC approval of the FSA discussed under Item 1.01, and to recover the costs of the FSA under the energy cost adjustment clause (ECAC) to the extent such costs are not included in the Hawaiian Electric and its subsidiaries’ base rates, the Hawaiian Electric and its subsidiaries requested, contingent on the consummation of the merger between HEI and NextEra, PUC approval to commit approximately $341 million to convert existing generating units to use natural gas at Kahe power plant on Oahu, Maalaea on Maui and Keahole and Hamakua Energy Partners on Hawaii Island and to commit approximately $117 million for containers to transport the LNG. The containers are expected to be acquired over a three-year period beginning in 2019 and the completion of unit conversions are expected by 2020.
On May 18, 2016, Hawaiian Electric requested approval of a waiver from the competitive bidding process to allow Hawaiian Electric to construct a modern, efficient, combined-cycle generation system at the Kahe power plant to obtain the maximum benefits from the use of natural gas which is a cleaner and less expensive fuel than oil, to support the increasing integration of renewable energy and to facilitate the retirement of three, older, oil-fired generators at the Kahe power plant. The request is contingent on the consummation of the merger between HEI and NextEra. The combined-cycle generation system and interconnection to the grid is estimated to cost $859 million, and has a projected in-service date of January 2021.
Hawaiian Electric and its subsidiaries requested recovery of the unit conversions, LNG containers and the combined-cycle generating system through the Rate Adjustment Mechanism (RAM) above the RAM Cap (net of any amounts that can be recovered under the RAM Cap), until the costs can be included in base rates.
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	LNG Fuel Supply Agreement, dated May 18, 2016 between Fortis Hawaii Energy Inc. and Hawaiian Electric Company, Inc. (confidential treatment has been requested for portions of this exhibit)
Exhibit 99.1	News release, dated May 18, 2016, “Hawaiian Electric Companies propose using natural gas with modernized generation for a lower cost, cleaner path to 100 percent renewable energy”
HEI and Hawaiian Electric intend to continue to use HEI's website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI's website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI's website, in addition to following HEI's, Hawaiian Electric's and American Savings Bank, F.S.B.'s (ASB's) press releases, SEC filings and public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s or Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)
/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President and	Senior Vice President and
Chief Financial Officer	Chief Financial Officer

Date: May 18, 2016	Date: May 18, 2016

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	LNG Fuel Supply Agreement, dated May 18, 2016 between Fortis Hawaii Energy Inc. and Hawaiian Electric Company, Inc. (confidential treatment has been requested for portions of this exhibit)
Exhibit 99.1	News release, dated May 18, 2016, “Hawaiian Electric Companies propose using natural gas with modernized generation for a lower cost, cleaner path to 100 percent renewable energy”